EXHIBIT 99.1

SJW CORP. ANNOUNCES 2016 FIRST QUARTER FINANCIAL RESULTS

SAN JOSE, CA, April 27, 2016 – SJW Corp. (NYSE: SJW) today reported financial results for the first quarter ended March 31, 2016. Operating revenue was $61.1 million in the quarter compared to $62.1 million in 2015. The $1.0 million decrease in revenue was primarily attributable to $6.5 million in lower customer usage and $1.8 million in true-up revenue recognized as a part of the 2012 California General Rate Case decision in the first quarter of 2015, partially offset by $3.6 million in cumulative rate increases, $3.0 million related to revenue tracked in our Water Conservation Memorandum Account and a $700,000 change in the net recognition of certain balancing and memorandum accounts.

Water production expenses for the first quarter of 2016 were $20.6 million versus $21.4 million for the same period in 2015, a decrease of $800,000. The decrease in water production expenses was attributable to $3.9 million in lower customer water usage partially offset by $3.1 million in higher per unit costs for purchased water, groundwater extraction and energy charges. Operating expenses, excluding water production costs, increased $2.0 million to $29.9 million from $27.9 million. The increase was primarily due to $1.0 million of higher depreciation expenses due to assets placed in service in 2015, $443,000 in higher maintenance expenses due primarily to main repairs and $409,000 of higher administrative and general expenses primarily due to an increase in salaries, partially offset by a decrease in pension expense and a decrease in regulatory surcharges as a result of lower usage.

The effective consolidated income tax rates were 39% and 37% for the quarters ended March 31, 2016 and 2015, respectively.

Net income was $3.4 million for the quarter ended March 31, 2016, compared to $4.7 million for the same period in 2015. Diluted earnings per share were $0.16 and $0.23 for the quarters ended March 31, 2016 and 2015, respectively.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.2025 per share. The dividend is payable on June 1, 2016 to shareholders of record on May 9, 2016.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, SJW Land Company, and SJW Group, Inc. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2016	2015
OPERATING REVENUE	$61,112	62,112
OPERATING EXPENSE:
Production Expenses:
Purchased water	9,697	9,284
Power	1,237	1,172
Groundwater extraction charges	6,448	7,936
Other production expenses	3,232	2,997
Total production expenses	20,614	21,389
Administrative and general	11,705	11,296
Maintenance	3,811	3,368
Property taxes and other non-income taxes	3,218	3,095
Depreciation and amortization	11,183	10,159
Total operating expense	50,531	49,307
OPERATING INCOME	10,581	12,805
OTHER (EXPENSE) INCOME:
Interest expense	(5,435)	(5,652)
Other, net	354	336
Income before income taxes	5,500	7,489
Provision for income taxes	2,122	2,794
NET INCOME	3,378	4,695
Other comprehensive income (loss), net	530	(15)
COMPREHENSIVE INCOME	$3,908	4,680

EARNINGS PER SHARE
Basic	$0.17	0.23
Diluted	$0.16	0.23
DIVIDENDS PER SHARE	$0.20	0.20
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,414	20,327
Diluted	20,561	20,480

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2016	December 31, 2015
ASSETS
Utility plant:
Land	$17,861	17,853
Depreciable plant and equipment	1,464,809	1,438,321
Construction in progress	58,643	45,573
Intangible assets	23,904	22,675
Total utility plant	1,565,217	1,524,422
Less accumulated depreciation and amortization	498,798	487,659
Net utility plant	1,066,419	1,036,763

Real estate investments	74,888	74,641
Less accumulated depreciation and amortization	13,599	13,207
Net real estate investments	61,289	61,434
CURRENT ASSETS:
Cash and cash equivalents	8,692	5,239
Accounts receivable and accrued unbilled utility revenue	34,626	46,851
Current regulatory assets, net	14,977	16,542
Other current assets	4,331	4,744
Total current assets	62,626	73,376
OTHER ASSETS:
Investment in California Water Service Group	6,925	6,030
Regulatory assets, net	150,563	152,021
Other	7,754	7,701
	165,242	165,752
	$1,355,576	1,337,325

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,639	10,616
Additional paid-in capital	69,286	68,636
Retained earnings	301,433	302,220
Accumulated other comprehensive income	2,841	2,311
Total shareholders' equity	384,199	383,783
Long-term debt, less current portion	365,823	377,187
Total capitalization	750,022	760,970
CURRENT LIABILITIES:
Line of credit	39,500	34,600
Current portion of long-term debt	14,781	3,491
Accrued groundwater extraction charge, purchased water and purchased power	5,771	7,163
Accounts payable	19,116	16,196
Accrued interest	5,773	6,193
Other current liabilities	12,874	11,980
Total current liabilities	97,815	79,623

DEFERRED INCOME TAXES	200,317	198,775
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	224,843	217,766
POSTRETIREMENT BENEFIT PLANS	72,399	70,230
OTHER NONCURRENT LIABILITIES	10,180	9,961
	$1,355,576	1,337,325

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